February 28, 2006


Mail Stop 4561

By U.S. Mail and Facsimile to (202) 336-7666

Richard L. Reed
Chief Financial Officer
National Consumer Cooperative Bank
1725 Eye Street N.W., Suite 600
Washington, D.C. 20006

Re:	National Consumer Cooperative Bank
	Form 10-K for Fiscal Year Ended December 31, 2004
	Filed April 1, 2005
	File No. 002-99779

Dear Mr. Reed:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.



Sincerely,



Angela Connell
Senior Accountant
??

??

??

??

Richard L. Reed
National Consumer Cooperative Bank
December 19, 2005
Page 1